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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

James R. Palczynski, Integrated Corporate Relations
(203) 682-8229

Andrew Bard, Weber Shandwick
212-445-8368


             Casual Male Retail Group Reports Comparable Store
         Sales Increase of 4.8% for the Second Quarter of Fiscal 2004
                           and 0.8% for July 2004

CANTON, Mass., August 4, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG" -), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, today announced its sales results for July 2004 and the second quarter of fiscal 2004.

Casual Male reported that July sales results for the Casual Male Big and Tall stores, catalog and e-commerce, for the four week period ended July 31, 2004, increased 1.0% to $21.0 million from $20.8 million reported for the prior year's four week period ended August 2, 2003. Comparable store sales increased 0.8% for the month. For the second quarter of fiscal 2004, sales for Casual Male increased 3.3% to $81.5 million from $78.9 million for the second quarter of the prior year. Casual Male comparable store sales increased 4.8% for the second quarter of fiscal 2004.

David Levin, Chief Executive Officer and President said, "While our sales for the month were lower than we expected, our business continues to improve and our merchandise assortments are selling through with much less promotional activity. As a result, gross margins continued to improve, both sequentially and versus last year's quarter."

Casual Male will discuss its second quarter sales trends and programs for the balance of the year at 11:00 am EDT during its 2004 Annual Meeting web cast. To listen to the web cast, go to www.casualmale.com/investor and click on the annual meeting icon.

CMRG, the largest retailer of big and tall men's apparel, operates 489 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business and 48 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores, throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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